Exhibit 99.2

THE SHIRE PHARMACEUTICALS EXECUTIVE SHARE OPTION SCHEME

CLIFFORD CHANCE

200 Aldersgate
Street London
EC1A 4JJ

Ref: KGT/S3679/88/RTT
Date adopted:
24 January 1996

Inland Revenue ref:
XI8104

PART A : APPROVED OPTIONS

1.	Definitions and Interpretation

(1)	In this Scheme, unless the context otherwise requires:-

“the Committee” means the remuneration committee of the board of directors of the Company;

“the Company” means Shire Pharmaceuticals Group plc (registered in England and Wales No. 02883758);

“the Grant Date” in relation to an option means the date on which the option was granted;

“Group Member” means:-

(a) a Participating Company or a body corporate which is (within the meaning of section 736 of the Companies Act 1985) the Company’s holding company or a subsidiary of the Company’s holding company; or

(b) a body corporate which is (within the meaning of section 258 of that Act) a subsidiary undertaking of a body corporate within paragraph (a) above and has been designated by the Committee for this purpose;

“Listing” means the first date on which the Company’s shares are admitted to the Official List of the London Stock Exchange;

“the London Stock Exchange” means London Stock Exchange plc (or any successor body);

“Part A” means Part A of the Scheme;

“Part B” means Part B of the Scheme;

“Participant” means a person who holds an option granted under the Scheme;

“Participating Company” means the Company or any Subsidiary;

“Placing Price” means the price at which shares are offered to investors prior to Listing;

“Prospectus Date” means the date on which the final prospectus was published by the Company prior to Listing;

“Schedule 9” means Schedule 9 to the Taxes Act 1988;

“the Scheme” means the Shire Pharmaceuticals Executive Share Option Scheme as herein set out but subject to any alterations or additions made under Rule 8 below;

“Subsidiary” means a body corporate which is a subsidiary of the Company within the meaning of section 736 of the Companies Act 1985 and is under the control of the Company within the meaning of section 840 of the Taxes Act 1988;

“the Taxes Act 1988” means the Income and Corporation Taxes Act 1988;

and expressions not otherwise defined herein have the same meanings as they have in Schedule 9.

(2)	Any reference in the Scheme to any enactment includes a reference to that enactment as from time to time modified, extended or re-enacted.

2.	Eligibility

(1)	Subject to sub-rule (3) below, a person is eligible to be granted an option under Part A if (and only if) he is a full-time director or qualifying employee of a Participating Company.

(2)	For the purposes of sub-rule (1) above:-

(a) a person shall be treated as a full-time director of a Participating Company if he is obliged to devote to the performance of the duties of his office or employment with that and any other Participating Company not less than 35 hours a week;

(b) a qualifying employee, in relation to a Participating Company, is an employee of the Participating Company (other than one who is a director of a Participating Company).

(3)	A person is not eligible to be granted an option under the Scheme at any time within the two years immediately preceding the date on which he is bound to retire in accordance with the terms of his contract of employment.

(4)	A person is not eligible to be granted an option under Part A at any time when he is not eligible to participate in Part A by virtue of paragraph 8 of Schedule 9.

3.	Grant of Options

(1)	Subject to sub-rule (2) below and Rule 4 below, the Committee may grant to any person who is eligible to be granted an option under Part A an option to acquire shares in the Company which satisfy the requirements of paragraphs 10 to 14 of Schedule 9, upon the terms set out in Part A and upon such other objective terms as the Committee may specify; and for this purpose an option to acquire includes an option to purchase and an option to subscribe.

(2)	An option may only be granted under the Scheme: -

(a) within the period of 6 weeks beginning with the date on which the Scheme is adopted by the Company, Listing, the date on which the Scheme is approved by the Inland Revenue under Schedule 9 or the dealing day next following the date on which the Company announces its results for any period, or at any other time when the circumstances are considered by the Committee to be sufficiently exceptional to justify the grant thereof; and

	(b)	within the period of 10 years beginning with the date on which the Scheme is approved and adopted as aforesaid.

(3)	The price at which shares may be acquired by the exercise of an option granted under Part A shall be determined by the Committee before the grant thereof, but shall not be less than:-

	(a)	if shares of the same class as those shares are listed in the London Stock Exchange Daily Official List, the middle-market quotation of shares of that class (as derived from that List) on the dealing day last preceding the Grant Date (or such other dealing day as may be agreed with the Inland Revenue);

	(b)	if paragraph (a) above does not apply, the market value (within the meaning of Part VIII of the Taxation of Chargeable Gains Act 1992) of shares of that class, as agreed in advance for the purposes of the Scheme with the Shares Valuation Division of the Inland Revenue, on the Grant Date (or such other day as may be agreed with the Inland Revenue); or

	(c)	except in the case of an option to acquire shares otherwise than by subscription, the nominal value of those shares.

(4)	An option granted under the Scheme to any person:-

	(a)	shall not, except as provided in Rule 5(4) below, be capable of being transferred by him; and

	(b)	shall lapse forthwith if he is adjudged bankrupt.

4.	Limits

(1)	No options shall be granted under the Scheme which would, at the time they are granted, cause the number of shares in the Company which shall have been or may be issued in pursuance of options granted in the period of 10 calendar years ending with that year under the Scheme or under any other executive share option scheme adopted by the Company (excluding options granted before the Prospectus Date) to exceed such number as represents 5 per cent. of the ordinary share capital of the Company in issue at that time.

(2)	No options shall be granted under the Scheme in the period of 3 calendar years beginning with the year 1996 or any successive period of 3 years which would, at the time they are granted, cause the number of shares in the Company which shall have been or may be issued in pursuance of options granted in the 3-year period in question under the Scheme or under any other executive share option scheme adopted by the Company (excluding options granted before the Prospectus Date) to exceed such number as represents 3 per cent. of the ordinary share capital of the Company in issue at that tune.

(3)	No options shall be granted under the Scheme in the period of 4 years beginning with the date on which the Scheme was approved and adopted by the Company which would, at the time they are granted, cause the number of shares in the Company which shall have been or may be issued in pursuance of options granted in that period under the Scheme or under any other executive share option scheme adopted by the Company (excluding options granted before the Prospectus Date) to exceed such number as represents 2.5 per cent. of the ordinary share capital of the Company in issue at that time.

(4)	No options shall be granted under the Scheme in the period of 5 calendar years beginning with the year 1996 or any successive period of five years which would, at the time they are granted, cause the number of shares in the Company which shall have been or may be issued in pursuance of options granted in the 5-year period in question (excluding options granted before the Prospectus Date), or shall have been issued in that period otherwise than in pursuance of options, under the Scheme or under any other employees’ share scheme adopted by the Company to exceed such number as represents 5 per cent. of the ordinary share capital of the Company in issue at that time.

(5)	No options shall be granted under the Scheme in any year which would, at the time they are granted, cause the number of shares in the Company which shall have been or may be issued in pursuance of options granted in the period of 10 calendar years ending with that year (excluding options granted before the Prospectus Date), or been issued in that period otherwise than in pursuance of options, under the Scheme or under any other employees’ share scheme adopted by the Company to exceed such number as represents 10 per cent. of the ordinary share capital of the Company in issue at that tune.

(6)	No person shall be granted options under the Scheme which would, at the time they are granted, cause the market value of the shares in the Company for which he may subscribe in pursuance of options granted to him in the period of 10 years ending at that time under the Scheme or under any other executive share option scheme adopted by the Company, to exceed 4 times the higher of the total remuneration (excluding bonuses and benefits in kind) expressed as an annual rate payable by the Participating Companies to him as at that time and the total remuneration (excluding bonuses and benefits in kind) received by him in any period of 12 months ending within the preceding 3 years in respect of his office or employment with the Participating Companies; and for the purposes of this sub-rule:-

(a) any option which shall have been released to any extent shall be treated to that extent as if it were still exercisable;

(b) shares in a Participating Company shall not be regarded as benefits in kind; and

(c) where a payment of remuneration is made otherwise than in sterling, the payment shall be treated as being of the amount of sterling ascertained by applying such rate of exchange published in a national newspaper as the Committee shall reasonably determine.

(7)	No person shall be granted options under Part A which would, at the time they are granted, cause the aggregate market value of the shares which he may acquire in pursuance of options granted to him under Part A or under any other share option scheme, not being a savings related share option scheme, approved under Schedule 9 and established by the Company or by any associated company of the Company (and not exercised) to exceed or further exceed £30,000.

(8)	For the purposes of this Rule, the market value of the shares in relation to which an option was granted shall be calculated:-

	(a)	in the case of an option granted under the Scheme, as on the day by reference to which the price at which shares may be acquired by the exercise thereof was determined in accordance with Rule 3(3) above (as modified by Rule 3 of Part B in the case of options granted under Part B);

	(b)	in the case of an option granted under any other approved scheme, as at the time when it was granted or, in a case where an agreement relating to the shares has been made under paragraph 29 of Schedule 9, such earlier time or times as may be provided in the agreement; and

	(c)	in the case of any other option, as on the day or days by reference to which the price at which shares may be acquired by the exercise thereof was determined.

(9)	Any option granted under the Scheme shall be limited and take effect so that the above limits are complied with.

5.	Exercise of Options

(1)	The exercise of any option granted under the Scheme shall be effected in such form and manner as the Committee may from time to time prescribe.

(2)	Subject to sub-rules (4) and (5) below and to sub-rules (1) and (3) of Rule 6 below, an option granted under the Scheme may not be exercised before the third anniversary of the Grant Date.

(3)	Subject to sub-rule (4) and paragraphs (a) and (c) of sub-rule (5) below and to Rule 6(4) below, an option granted under the Scheme may not be exercised if the relevant condition is not satisfied; and in this sub-rule and Rule 6(4) below the relevant condition is a condition related to performance which constitutes a term specified by the Committee as mentioned in Rule 3(1) above or, if there is no such condition, the condition in the Schedule hereto.

(4)	If any Participant dies before exercising an option granted to him under the Scheme and at a time when either he is a director or employee of a Group Member or he is or would but for sub-rule (3) above be entitled to exercise the option by virtue of sub-rule (5) below, the option may (and must, if at all) be exercised by his personal representatives within 12 months after the date of his death.

(5)	If any Participant ceases to be a director or employee of a Group Member (otherwise than by reason of his death), the following provisions apply in relation to any option granted to him under the Scheme:-

(a) if he so ceases by reason of injury, disability or redundancy (within the meaning of the Employment Protection (Consolidation) Act 1978), or by reason only that his office or employment is in a company which ceases to be a Group Member, or relates to a business or part of a business which is transferred to a person who is not a Group Member, the option may (and subject to sub-rule (4) above must, if at all) be exercised within the exercise period;

(b) if he so ceases by reason of retirement on reaching the age at which he is bound to retire in accordance with the terms of his contract of employment, the option may (and subject to sub-rule (4) above must, if at all) be exercised within the exercise period, but subject to sub-rule (3) above;

(c) if he so ceases for any other reason, the option may not be exercised at all unless the Committee shall so permit, in which event it may (and subject to sub- rule (4) above must, if at all) be exercised to the extent permitted by the Committee within the exercise period;

and in this sub-rule the exercise period is the period which shall expire 12 months after his so ceasing, 42 months after the Grant Date, or 42 months after the last date prior to his so ceasing on which he exercised an option (not being one granted under a savings-related share option scheme) in circumstances in which paragraphs (a) and (b) of section 185(3) of the Taxes Act 1988 applied, whichever shall be the latest.

(6)	A Participant shall not be treated for the purposes of sub-rule (5) above as ceasing to be a director or employee of a Group Member until such time as he is no longer a director or employee of any Group Member, and a female Participant who ceases to be such a director or employee by reason of pregnancy or confinement and who exercises her right to return to work under the Employment Protection (Consolidation) Act 1978 before exercising an option under the Scheme shall be treated for those purposes as not having ceased to be such a director or employee.

(7)	Notwithstanding any other provision of the Scheme, an option granted under Part A may not be exercised after the expiration of the period of 10 years (or such shorter period as the Committee may have determined before the grant thereof) beginning with the Grant Date.

(8)	A Participant shall not be eligible to exercise an option under Part A at any time when he is not eligible to participate in the Scheme by virtue of paragraph 8 of Schedule 9.

(9)	Within 30 days after an option under the Scheme has been exercised by any person, the Committee on behalf of the Company shall allot to him (or a nominee for him as the beneficial shareholder) or, as appropriate, procure the transfer to him (or a nominee for him as the beneficial shareholder) of the number of shares in respect of which the option has been exercised unless:-

(a) the Committee considers that the issue or transfer thereof would not be lawful in all relevant jurisdictions; or

(b) in a case where a Group Member is obliged to account for any tax (in any jurisdiction) for which the person in question is liable by virtue of the exercise of the option, that or another Group Member is able to withhold the tax from his remuneration or has received payment from him of a corresponding amount.

(10)	All shares allotted under the Scheme shall rank pari passu in all respects with the shares of the same class for the time being in issue save as regards any rights attaching to such shares by reference to a record date prior to the date of the allotment.

(11)	If shares of the same class as those allotted under the Scheme are listed in the London Stock Exchange Official List, the Company shall apply to the London Stock Exchange for any shares so allotted to be admitted to that List.

6.	Takeover, Reconstruction and Winding-up

(1)	If any person obtains control of the Company (within the meaning of section 840 of the Taxes Act 1988) as a result of making a general offer to acquire shares in the Company, or having obtained such control makes such an offer, the Committee shall within 7 days of becoming aware thereof notify every Participant thereof and, subject to sub-rules (3), (4), (5) and (7) of Rule 5 above, an option granted under the Scheme may be exercised within one month (or such longer period as the Committee may permit) of such notification.

(2)	For the purposes of sub-rule (1) above, a person shall be deemed to have obtained control of the Company if he and others acting in concert with him have together obtained control of it.

(3)	If any person becomes bound or entitled to acquire shares in the Company under sections 428 to 430F of the Companies Act 1985, or if under section 425 of that Act the Court sanctions a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, or if the Company passes a resolution for voluntary winding up, or if an order is made for the compulsory winding up of the Company, the Committee shall forthwith notify every Participant thereof and any option granted under the Scheme may, subject to sub-rules (3), (4), (5) and (7) of Rule 5 above, be exercised within one month of such notification, but to the extent that it is not exercised within that period shall (notwithstanding any other provision of the Scheme) lapse on the expiration thereof.

(4)	In relation to an option which would but for Rule 5(3) above be exercisable by virtue of an event mentioned in sub-rule (1) or (3) above, the Committee may at its discretion, and acting fairly and reasonably, treat the relevant condition as satisfied if, at the time of the event, the Committee cannot determine whether the relevant condition is in fact satisfied.

(5)	If any company (“the acquiring company”):-

(a) obtains control of the Company as a result of making -

(i) a general offer to acquire the whole of the issued ordinary share capital of the Company which is made on a condition such that if it is satisfied the person making the offer will have control of the Company, or

(ii)	a general offer to acquire all the shares in the Company which are of the same class as the shares which may be acquired by the exercise of options granted under the Scheme, or

	(b)	obtains control of the Company in pursuance of a compromise or arrangement sanctioned by the court under section 425 of the Companies Act 1985 or Article 418 of the Companies (Northern Ireland) Order 1986, or

	(c)	becomes bound or entitled to acquire shares in the Company under sections 428 to 430F of that Act or Articles 421 to 423 of that Order,

any Participant may at any time within the appropriate period (which expression shall be construed in accordance with paragraph 15(2) of Schedule 9), by agreement with the acquiring company, release any option granted under the Scheme which has not lapsed (“the old option”) in consideration of the grant to him of an option (“the new option”) which (for the purposes of that paragraph) is equivalent to the old option but relates to shares in a different company (whether the acquiring company itself or some other company falling within paragraph 10(b) or (c) of Schedule 9).

(6)	The new option shall not be regarded for the purposes of sub-rule (5) above as equivalent to the old option unless the conditions set out in paragraph 15(3) of Schedule 9 are satisfied, but so that the provisions of the Scheme shall for this purpose be construed as if:-

	(a)	the new option were an option granted under the Scheme at the same time as the old option;

	(b)	except for the purposes of the definitions of “Group Member”, “Participating Company” and “Subsidiary” in Rule 1(1) above and the reference to “the Committee” in Rule 5(7) above, the expression “the Company” were defined as “a company whose shares may be acquired by the exercise of options granted under the Scheme”;

	(c)	subject to Rule 6(7), the relevant condition referred to in Rule 5(3) above had been satisfied; and

	(d)	Rule 8(2) below were omitted.

(7)	Where, in the circumstances described in Rule 6(5), the acquiring company agrees to grant a new option in consideration of any Participant releasing his old option within the appropriate period, the acquiring company can agree that the relevant condition referred to in Rule 5(3) continues to apply to the new option and that it is not treated as having been satisfied under Rule 6(6)(c). Where the acquiring company determines that the relevant condition referred to in Rule 5(3) shall continue to apply to the new option, Participants shall be notified of this prior to them agreeing to release their old options in consideration for the grant of new options.

7.	Variation of Capital

(1)	Subject to sub-rule (3) below, in the event of any variation of the share capital of the

Company (whenever effected), the Committee may make such adjustments as it considers appropriate under sub-rule (2) below.

(2)	An adjustment made under this sub-rule shall be to one or more of the following:-

(a) the number of shares in respect of which any option granted under the Scheme may be exercised;

(b) the price at which shares may be acquired by the exercise of any such option;

(c) where any such option has been exercised but no shares have been allotted or transferred pursuant to such exercise, the number of shares which may be so allotted or transferred and the price at which they may be acquired.

(3)	At a time when Part A is approved by the Inland Revenue under Schedule 9, no adjustment under sub-rule (2) above shall be made without the prior approval of the Inland Revenue.

(4)	An adjustment under sub-rule (2) above may have the effect of reducing the price at which shares may be acquired by the exercise of an option to less than their nominal value, but only if and to the extent that the Committee shall be authorised to capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the shares in respect of which the option is exercised and which are to be allotted pursuant to such exercise exceeds the price at which the same may be subscribed for and to apply such sum in paying up such amount on such shares; and so that on exercise of any option in respect of which such a reduction shall have been made the Committee shall capitalise such sum (if any) and apply the same in paying up such amount as aforesaid.

(5)	As soon as reasonably practicable after making any adjustment under sub-rule (2) above, the Committee shall give notice in writing thereof to any Participant affected thereby.

8.	Alterations

(1)	Subject to sub-rules (2), (4) and (5) below, the Committee may at any time alter or add to all or any of the provisions of the Scheme, or the terms of any option granted under it, in any respect (having regard to the fact that, if an alteration or addition which does not solely relate to a special term is made to any provision of Part A, or the terms of any option granted under Part A at a time when Part A is approved by the Inland Revenue under Schedule 9, the approval will not thereafter have effect unless the Inland Revenue have approved the alteration or addition).

(2)	Subject to sub-rule (3) below, no alteration or addition to the advantage of Participants shall be made under sub-rule (1) above without the prior approval by ordinary resolution of the members of the Company in general meeting.

(3)	Sub-rule (2) above shall not apply to:-

(a) any minor alteration or addition to benefit the administration of the Scheme, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Participants or any Group Member, or

	(b)	any alteration or addition solely relating to a special term.

(4)	No alteration or addition to the disadvantage of any Participant shall be made under sub-rule (1) above unless:-

	(a)	the Committee shall have invited every relevant Participant to give an indication as to whether or not he approves the alteration or addition, and

	(b)	the alteration or addition is approved by a majority of those Participants who have given such an indication.

(5)	No alteration or addition which solely relates to a special term subject to which an option has been granted under Part A shall be made under sub-rule (1) above unless:-

	(a)	there shall have occurred an event which shall have caused the Committee reasonably to consider that the special term would not, without the alteration or addition, achieve its original purpose, and

	(b)	the Committee shall act fairly and reasonably in making the alteration or addition.

(6)	As soon as reasonably practicable after making any alteration or addition under sub-rule (1) above, the Committee shall give notice in writing thereof to any Participant affected thereby and, if the alteration or addition relates to Part A and is made at a time when Part A is then approved by the Inland Revenue under Schedule 9, to the Inland Revenue.

(7)	Any reference in this Rule to a special term is a reference to a term specified by the Committee as mentioned in Rule 3(1) above or a term of the Schedule hereto.

9.	Miscellaneous

(1)	The rights and obligations of any individual under the terms of his office or employment with any Group Member shall not be affected by his participation in the Scheme or any right which he may have to participate therein, and an individual who participates therein shall waive any and all rights to compensation or damages in consequence of the termination of his office or employment for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under or be entitled to exercise any option under the Scheme as a result of such termination.

(2)	In the event of any dispute or disagreement as to the interpretation of the Scheme, or as to any question or right arising from or related to the Scheme, the decision of the Committee shall be final and binding upon all persons.

(3)	The Company and any Subsidiary may provide money to the trustees of any trust or any other person to enable them or him to acquire shares to be held for the purposes of the

Scheme, or enter into any guarantee or indemnity for these purposes, to the extent permitted by section 153 of the Companies Act 1985.

(4)	In the event that shares are transferred to a Participant in pursuance of any option granted under the Scheme, the Participant shall, if so required by the person making the transfer, join that person in making a claim for relief under section 165 of the Taxation of Chargeable Gains Act 1992 in respect of the disposal made by him in effecting such transfer.

(5)	Any notice or other communication under or in connection with the Scheme may be given by personal delivery or by sending the same by post, in the case of a company to its registered office, and in the case of an individual to his last known address, or, where he is a director or employee of a Group Member, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment.

PART B : UNAPPROVED OPTIONS

1.	The provisions of Part A shall apply to options granted under this Part B, except as specified otherwise below.

2.	A person is eligible to be granted an option under Part B if (and only if) he is a director or employee of a Participating Company who is required to devote the whole or substantially the whole of his working time to the service of any Participating Company.

3.	Rules 3(3)(b), 4(7) and 7(3) shall not apply to options granted under Part B.

4.	Notwithstanding any other provision of the Scheme, an option granted under Part B may not be exercised after the expiration of the period of 7 years (or such other period not exceeding 10 years as the Committee may have determined before the grant thereof) beginning with the Grant Date.

5.	In the case of an option granted under Part B, there shall be no need to notify or seek the consent or agreement of the Inland Revenue in relation to any acts of the Committee pursuant to the Scheme and the provisions of Rules 3(3)(a) and 8(1) shall be construed accordingly.

6.	Where an option is granted under Part B to a person who is not chargeable to tax under Case I of Schedule E in respect of the office or employment by virtue of which it is granted to him, the provisions of the Scheme shall apply thereto subject to such alterations or additions as the Committee shall before the grant thereof have determined (other than, in the case of the provisions of Rules 3(4), 4, 5(2), 5(3), 5(4), 5(5), and 5(7), alterations or additions which would be to his advantage) having regard to any securities, exchange control or taxation laws or regulations or similar factors which may have application to him or to any Group Member in relation to the option.

7.	In the case of options granted on or before the day of Listing, the exercise price may be any price set by the Committee, provided that, except in the case of an option to acquire shares otherwise than by subscription, it shall not be less than the nominal value of those shares.

SCHEDULE
1.	The conditions in this Schedule are that:-

	(a)	the option is exercised on or after the third anniversary of the Grant Date;

	(b)	looking at two associated quarters of which the later one is not earlier than the twelfth quarter after the earlier one, the Company’s share price for the later one must have exceeded its share price for the earlier one by an amount which equates to compound share price growth of at least 14.5 per cent per annum between such quarters, in which case the option may be exercised as to 60 per cent of the shares comprised in the option at that time;

	(c)	looking at two associated quarters as in (b) above, if the Company’s share price for the later one has exceeded its share price for the earlier one by an amount which equates to compound share price growth of at least 20.5 per cent per annum between such quarters, the option may be exercised in full; and

	(d)	an option may not be exercised otherwise than in the proportions (60 per cent or in full) set out in (b) and (c) above.

2.	For the purposes of this Schedule:-

	(a)	A quarter means a three month period ending on, respectively, 31 March, 30 June, 30 September and 31 December in each calendar year;

	(b)	The Company’s share price for a quarter shall be the average of the middle market quotations of shares in the Company, as derived from the Stock Exchange Daily Official List, for the 28th day in each of the three months in that quarter (or, if such day is not a dealing day, the dealing day last preceding the 28th day of the month);

	(c)	Two quarters are associated if the earlier one is the quarter preceding the Grant Date and the later one is not later than the date on which the option is exercised;

	(d)	In the case of the quarter ending on 31 December 1995 (being the earlier quarter in relation to options granted on Listing) the Company’s share price for that quarter shall be deemed to be the Placing Price.

3.	The Committee may make such adjustments to the method of calculating the Company’s share price or any other feature of the conditions of this Schedule as it considers appropriate (and as the auditors for the time being of the Company shall have confirmed in writing to be in their opinion fair and reasonable) to take account of any increase or variation of the share capital of the Company or any other factors considered by the Committee to be relevant.

4.	Where an option may be exercised in part only pursuant to paragraph 1(b) above, and is duly exercised in respect of that part only, the unexercised part of the option shall thereupon lapse.

5.	Notwithstanding the provisions of paragraph 4. above, a Participant shall always be entitled, subject to the rules of the Scheme, to retain his option with a view to such option later becoming exercisable in full pursuant to paragraph 1(c) above.

CLIFFORD CHANCE
200 Aldersgate Street
London EC1A 4JJ